Exhibit 99.1

FOR IMMEDIATE RELEASE:
November 2, 2009

USEC Reports Third Quarter 2009 Results

•	Company reports net loss for quarter; net income of $9 million in 9-month period

•	Cash flow from operations of $319 million for 9-month period

•	2009 financial guidance improves to net income of $50 to $65 million; cash flow from operations of $360 to $375 million

BETHESDA, Md. – USEC Inc. (NYSE:USU) today reported a net loss for its third quarter ended September 30, 2009, of $6.2 million, or 6 cents per diluted share, compared to net income of $8.4 million, or 6 cents per diluted share, for the same quarter in 2008. For the nine-month period, net income was $9.0 million, or 6 cents per diluted share, compared to $23.6 million, or 18 cents per diluted share, in the corresponding period of 2008.

Third quarter financial results reflect sales volume of separative work units (SWU) that was 10 percent lower than the same quarter in 2008 at average prices billed to customers that were 6 percent higher. Revenue in the quarter from uranium sales was 47 percent lower year over year on 75 percent lower sales volume. The gross profit margin for the quarter was 7.1 percent compared to 8.2 percent in the same quarter last year due to an increase in cost of sales, partially offset by increases in SWU and uranium prices.

Although we expect SWU sales to be approximately 30 percent higher in 2009 compared to last year, the timing of reactor refueling orders and related orders for low enriched uranium can result in variability in our quarterly results. A majority of reactors served by USEC are refueled on an 18-to-24-month cycle, causing revenues to fluctuate quarter to quarter, and even annually. Therefore, short-term comparisons of USEC’s financial results are not necessarily indicative of longer-term results.

“We now see net income in 2009 in a range of $50 million to $65 million and cash flow from operations has improved significantly to $360 million to $375 million,” said John K. Welch, USEC president and chief executive officer. “Our updated earnings and cash flow guidance for 2009 reflects the likely receipt in the fourth quarter of approximately $70 million, pretax, from the U.S. government distributions of antidumping duties as a result of settlement of a trade case. We anticipate our gross profit margin for the year will be roughly 10 percent.”

USEC today also issued an update on the American Centrifuge project.

Revenue

Revenue for the third quarter was $549.3 million, a decrease of 7 percent compared to the same quarter of 2008. Revenue from the sale of SWU for the quarter was $467.0 million compared to $490.4 million in the same period last year, a decrease of 5 percent. Revenue from the sale of uranium was $26.2 million, a decrease of $23.0 million from the same quarter last year. The average price billed to customers for uranium was more than 100 percent higher in the quarter but sales volume was 75 percent lower than in the 2008 quarter due to the mix, timing and terms of uranium contracts. Revenue from our U.S. government contracts segment was $56.1 million, an increase of $5.3 million over the same quarter last year.

For the nine-month period, revenue was $1,569.2 million, an increase of $386.5 million, or 33 percent, compared to the same period in 2008. Revenue from the sale of SWU for the nine months was $1,266.2 million, an increase of $405.0 million, or 47 percent, compared to the same period last year. Uranium revenue was $150.2 million, a decrease of $4.3 million, or 3 percent. Uranium volume was 37 percent lower in the nine-month period but the average price increased by 54 percent, compared to the same period in 2008. Revenue from the U.S. government contracts segment totaled $152.8 million, a decline of $14.2 million, or 9 percent. The decrease reflects declines in contract services performed in the current year. Revenue for the government contracts segment in the corresponding period in 2008 included incremental revenue for fiscal 2002 DOE contract work based on the resolution of concerns regarding billable incurred costs.

In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until low enriched uranium is physically delivered. At September 30, 2009, deferred revenue totaled $230.4 million, nearly unchanged from June 30, 2009 but an increase of $34.1 million from December 31, 2008. The gross profit associated with deferred revenue as of September 30, 2009, was $58.5 million.

Cost of Sales, Gross Profit Margin and Expenses

Cost of sales for the third quarter for SWU and uranium was $461.3 million, a decrease of $36.7 million or 7 percent. For the nine-month period, cost of sales for SWU and uranium was $1,268.1 million, an increase of $373.9 million or 42 percent. The cost of sales was lower in the quarter due to the decline in SWU sales volume noted above, partially offset by higher SWU unit costs. In the nine-month period, cost of sales in the LEU segment increased due to higher SWU sales volumes and higher SWU unit costs compared to the same period last year. Cost of sales for SWU and uranium reflects monthly moving average inventory costs based on production and purchase costs. The cost of sales per SWU was 13 percent higher in the quarter and 14 percent higher in the nine-month period than in the year before, reflecting changes in the monthly moving average SWU inventory costs described below.

Production costs declined $28.9 million, or 5 percent, in the nine-month period compared to the same period of 2008, primarily as a result of producing 4 percent less SWU. Unit production costs were flat reflecting lower power costs offset by an increase in benefit costs and accrued costs for depleted uranium disposition. The cost of electric power declined by $44.0 million or 9 percent in the first nine months of 2009, primarily due to a 6 percent decline in the average cost per megawatt hour compared to the same period last year. A sharp downturn in the fair value of pension and postretirement benefit plan assets in 2008 resulted in higher net benefit costs in 2009.

The electricity we purchase is used for SWU production and to underfeed the enrichment process based on market conditions. The quantity of uranium that is added to uranium inventory from underfeeding is accounted for as a byproduct of the enrichment process. Production costs are allocated to the uranium added to inventory based on the net realizable value of the uranium, and the remainder of the production costs are allocated to SWU inventory costs. The decline in value of uranium in the nine-month period of 2009 compared to the same period last year resulted in a greater allocation of production cost to SWU inventory.

We purchase approximately 5.5 million SWU annually from Russia. Purchase cost for the SWU component of LEU under the Megatons to Megawatts program increased $63.6 million during the nine-month period compared to the corresponding period of 2008, reflecting an 11 percent increase in the market-based unit purchase cost.

Cost of sales for the U.S. government contracts segment increased $4.5 million for the nine-month period, compared to the corresponding period in 2008. Higher benefit costs were incurred due to a decline in the valuation of pension and postretirement benefit plan assets in 2008, which are only partially recoverable under government contract regulations.

The gross profit for the third quarter was $39.2 million, a decrease of $9.2 million, or 19 percent, over the same quarter last year. The gross profit in the third quarter declined due to an increase in SWU inventory costs, lower SWU sales volume and reduced uranium sales. The gross profit for the nine-month period was $158.8 million, an increase of $8.1 million, or 5 percent, over the corresponding period of 2008. The gross profit in the nine-month period of 2009 improved due to higher SWU volume and higher average prices billed to customers, offset by higher SWU inventory costs and lower margin for the U.S. government contracts segment. The gross profit margin for the quarter was 7.1 percent compared to 8.2 percent in the same quarter of 2008 and 10.1 percent in the nine-month period compared to 12.7 percent in the same period last year.

Advanced technology expenses, primarily related to the demonstration of the American Centrifuge technology, were $93.8 million in the nine-month period, an increase of $12.6 million, or 16 percent, compared to the same period last year. The increase in advanced technology costs reflects increased research and development activities associated with value engineering the AC100 centrifuge machine to lower its capital cost, as well as preparation for Lead Cascade testing of the AC100 series machines. In addition, prior to demobilization, commercial plant activities had increased compared to efforts in the corresponding period in 2008, including training and procedure development. We recorded a special charge of $2.5 million in the third quarter related to one-time termination benefits for severance payments and short-term health care coverage. The cash expenditures are expected primarily in the fourth quarter. Amounts capitalized on the ACP totaled $327.2 million in the nine-month period of 2009, an increase of $7.7 million over the same period of the previous year. This level of capital expenditures was well below our capital spending plan for 2009.

Selling, general and administrative (SG&A) expenses in the nine-month period were $45.1 million, an increase of $4.4 million over the same period last year. During the first nine months of 2009, consulting expenses were $1.0 million higher than the same period of 2008 and employee benefits expenses increased $1.7 million primarily due to the decline in the valuation of pension and postretirement benefit plan assets in 2008.

Cash Flow and Liquidity

At September 30, 2009, USEC had a cash balance of $69.3 million compared to $77.7 million at June 30, 2009, and $248.5 million at December 31, 2008. We repaid the remaining principal balance of $95.7 million for our maturing senior notes on their due date of January 20, 2009, with available cash. Cash flow from operations in the nine-month period was $319.4 million, compared to cash flow used in operations of $184.2 million in the same period in 2008. The $503.6 million improvement is primarily due to our building inventory in 2008 and monetizing that inventory through sales in 2009. Inventories declined by $212.7 million in the nine-month period of 2009, compared to an increase of $219.8 million in the same period last year. Capital expenditures, primarily related to construction of the American Centrifuge Plant, totaled $363.2 million during the nine-month period, compared to $309.2 million in the same period last year. In addition, we made cash deposits of $38.2 million in the nine-month period of 2009 as collateral for surety bonds in connection with financial assurance requirements for the American Centrifuge Plant. We had not borrowed under our credit facility in the nine-month period ended September 30, 2009, but have short-term borrowings during the fourth quarter.

In February 2009, we initiated steps to conserve cash and reduce the planned escalation of project construction and machine manufacturing activities. We have further reduced project spending as a result of the project demobilization and expect to continue funding at a reduced rate based on our anticipated available funds. We expect that our cash, internally generated cash flow from operations, the expected receipt of approximately $70 million (pretax) from U.S. government distributions of antidumping duties as the result of the settlement of a trade case, and available borrowings under USEC’s revolving credit facility will provide sufficient cash to meet our cash needs for at least 12 months. This assumes the renewal of the credit facility that matures on August 18, 2010, and includes the reduced rate of funding of American Centrifuge project activities as part of the demobilization and does not include any DOE loan guarantee or other financing.

2009 Outlook

We are providing annual net income and cash flow from operations guidance for fiscal year 2009. We expect revenue to total approximately $2 billion, with more than $1.6 billion derived from SWU sales, an increase of 40 percent over 2008 SWU sales. Our average SWU price billed to customers in 2009 is expected to be 8 percent higher than 2008. In addition, revenue from uranium sales is expected to be about $175 million and revenue from the U.S. government contracts segment is expected to be just over $200 million.

Our cost of sales reflects higher production and purchase costs rolling though our inventory. The impact of the fuel cost adjustment clause under our power contract with the Tennessee Valley Authority (TVA) has not been as significant as originally forecast by TVA, but the purchase cost for Russian supply under the Megatons to Megawatts program increased by 11 percent, year over year. Thus, although the average price billed to customers has increased, the rate of increase in the cost of sales has been greater. We now expect the gross profit margin for 2009 to be roughly 10 percent, which is at the low end of our initial guidance.

Below the gross profit line, we expect selling, general and administrative expense to be approximately $57 million.

Advanced technology expense in 2009 is expected to be in a range of $115 to $120 million, as advanced technology expense declines in the fourth quarter, reflecting the demobilization of construction of the American Centrifuge Plant and ongoing centrifuge Lead Cascade and related demonstration activities. We recorded a special charge of $2.5 million in the third quarter related to one-time termination benefits for severance payments and short-term health care coverage. The cash expenditures are expected primarily in the fourth quarter. In addition to ACP spending through year end, we are working with project suppliers to reduce any incremental exposure for additional payments. That total exposure is currently estimated to be between $65 and $75 million at December 31, 2009. That amount includes anticipated payments for materials to be delivered, as well as contract termination exposure. The termination exposure is a function of timing, project schedule and any modifications to work scope. This estimate could be affected by ongoing discussions with suppliers.

Earlier this year, USEC and Eurodif S.A. reached a settlement agreement regarding a long-standing trade case. As a result of that settlement, we expect to receive approximately $70 million (pretax) during the fourth quarter, but the timing of such payments is uncertain. The receipt of these funds is included in our guidance below. Any delays in these payments to a later period would materially impact our 2009 net income and cash flow from operations guidance.

Based on these projections, we anticipate net income in a range of $50 to $65 million. Cash flow from operations is expected to be in a range of $360 to $375 million. Cash generation is well above our initial guidance, reflecting liquidation of inventory built up in 2008, lower than expected cash disbursements for power and other production costs, and expected receipt of funds related to the trade case settlement.

Our financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from our expectations could cause substantial differences between our guidance and ultimate results. Among the factors that could affect net income and cash flows are:

•	A delay beyond the fourth quarter in receiving distributions from the U.S. government of liquidated import duties as a result of the trade case settlement described above;

•	Changes in demobilization costs from our estimates and any additional special charges related to the demobilization of the project;

•	Changes to spending on the ACP or the potential receipt of funds from DOE to support further development of the American Centrifuge technology (our guidance does not include the receipt of any funds from DOE to support further development of the American Centrifuge technology);

•	The amount of spending on the ACP that is classified as an expense;

•	Any unexpected changes to the amount of fuel cost adjustment paid to TVA under our power agreement; and

•	The timing of recognition of previously deferred revenue, particularly related to the sale of uranium.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Forward Looking Statements

This news release contains “forward-looking statements” – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the deployment of the American Centrifuge technology, including risks related to performance, cost, schedule and financing; our success in obtaining a loan guarantee for the American Centrifuge Plant, including our ability to address the technical and financial concerns raised by DOE; our ability to renew our revolving credit facility on reasonable terms; the impact of the demobilization of the American Centrifuge project and uncertainty regarding our ability to remobilize the project and the potential for termination of the project; the outcome of discussions with DOE regarding milestones under the June 2002 DOE-USEC Agreement related to the deployment of the American Centrifuge technology; uncertainty regarding the cost of electric power used at our gaseous diffusion plant; our dependence on deliveries under the Russian Contract and on a single production facility; our inability under most existing long-term contracts to directly pass on to customers increases in our costs; the decrease or elimination of duties charged on imports of foreign-produced low enriched uranium; delays in U.S. government actions needed for us to collect money from antidumping duties deposited by importers of French low enriched uranium on past imports of French low enriched uranium in connection with trade measures imposed on such imports; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; changes to, or termination of, or limitations on our ability to compete for, our existing or other potential contracts with the U.S. government and changes in U.S. government priorities and the availability of government funding, including loan guarantees; the impact of government regulation; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of volatile financial market conditions on our pension assets and credit and insurance facilities; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. We do not undertake to update our forward-looking statements except as required by law.

Contacts:
Investors: Steven Wingfield (301) 564-3354
Media: Elizabeth Stuckle (301) 564-3399

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue:
Separative work units	$467.0	$490.4	$1,266.2	$861.2
Uranium	26.2	49.2	150.2	154.5
U.S. government contracts and other	56.1	50.8	152.8	167.0

Total revenue	549.3	590.4	1,569.2	1,182.7
Cost of sales:
Separative work units and uranium	461.3	498.0	1,268.1	894.2
U.S. government contracts and other	48.8	44.0	142.3	137.8

Total cost of sales	510.1	542.0	1,410.4	1,032.0

Gross profit	39.2	48.4	158.8	150.7
Special charge for workforce reduction	2.5	—	2.5	—
Advanced technology costs	31.7	29.1	93.8	81.2
Selling, general and administrative	14.0	12.4	45.1	40.7

Operating income (loss)	(9.0)	6.9	17.4	28.8
Interest expense	0.2	4.0	1.0	15.5
Interest (income)	(0.2)	(4.5)	(1.2)	(21.3)

Income (loss) before income taxes	(9.0)	7.4	17.6	34.6
Provision (benefit) for income taxes	(2.8)	(1.0)	8.6	11.0

Net income (loss)	$(6.2)	$8.4	$9.0	$23.6

Net income (loss) per share – basic	$(.06)	$.08	$.08	$.21
Net income (loss) per share – diluted	$(.06)	$.06	$.06	$.18
Weighted-average number of shares outstanding:
Basic	111.8	110.8	111.3	110.5
Diluted	111.8	158.9	160.0	158.7

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(millions)

	September 30,	December 31,
	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$69.3	$248.5
Accounts receivable	164.7	154.1
Inventories	1,435.0	1,231.9
Deferred income taxes	45.3	67.9
Other current assets	227.9	188.3

Total Current Assets	1,942.2	1,890.7
Property, Plant and Equipment, net	1,063.5	736.1
Other Long-Term Assets
Deferred income taxes	293.0	273.3
Deposits for surety bonds	173.8	135.1
Bond financing costs, net	10.5	12.0
Goodwill	6.8	6.8
Other long-term assets	2.0	1.3

Total Other Long-Term Assets	486.1	428.5

Total Assets	$3,491.8	$3,055.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$—	$95.7
Accounts payable and accrued liabilities	153.4	172.3
Payables under Russian Contract	154.9	121.5
Inventories owed to customers and suppliers	546.0	130.2
Deferred revenue and advances from customers	230.8	196.7

Total Current Liabilities	1,085.1	716.4
Long-Term Debt	575.0	575.0
Other Long-Term Liabilities
Depleted uranium disposition	147.8	119.5
Postretirement health and life benefit obligations	174.8	168.1
Pension benefit liabilities	225.5	223.1
Other liabilities	99.0	90.8

Total Other Long-Term Liabilities	647.1	601.5
Stockholders’ Equity	1,184.6	1,162.4

Total Liabilities and Stockholders’ Equity	$3,491.8	$3,055.3

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Nine Months Ended
	September 30,
	2009	2008
Cash Flows from Operating Activities
Net income	$9.0	$23.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	23.2	27.6
Deferred income taxes	(0.1)	(11.7)
Changes in operating assets and liabilities:
Accounts receivable – (increase) decrease	(10.6)	6.5
Inventories – (increase) decrease	212.7	(219.8)
Payables under Russian Contract – increase (decrease)	33.4	(2.4)
Deferred revenue, net of deferred costs – increase (decrease)	(26.4)	14.8
Accrued depleted uranium disposition	28.3	15.4
Accounts payable and other liabilities – increase (decrease).	22.9	(17.7)
Other, net	27.0	(20.5)

Net Cash Provided by (Used in) Operating Activities	319.4	(184.2)

Cash Flows Used in Investing Activities
Capital expenditures	(363.2)	(309.2)
Deposits for surety bonds	(38.2)	(10.3)

Net Cash (Used in) Investing Activities	(401.4)	(319.5)

Cash Flows Used in Financing Activities
Borrowings under credit facility	—	48.3
Repayments under credit facility	—	(48.3)
Repayment and repurchases of senior notes	(95.7)	(23.6)
Payments for deferred financing costs	(0.7)	—
Common stock issued (purchased), net	(0.8)	(0.2)

Net Cash (Used in) Financing Activities	(97.2)	(23.8)

Net (Decrease)	(179.2)	(527.5)
Cash and Cash Equivalents at Beginning of Period	248.5	886.1

Cash and Cash Equivalents at End of Period	$69.3	$358.6

Supplemental Cash Flow Information:
Interest paid, net of amount capitalized	$5.6	$11.3
Income taxes paid	5.3	49.2